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                              EXHIBIT (10)(iii)(d)

                             Material Contracts --
                         Termination Agreement between
                           Richman Gordman 1/2 Price
                         Stores, Inc. and Roger Faust,
                            dated February 11, 1997,
                              modifying Employment
                                   Agreement.



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                                 TERMINATION OF
                              EMPLOYMENT AGREEMENT


       This Termination of Employment Agreement is made as of the 11th day of February, 1997 (the "Agreement"), by and among ROGER FAUST ("Executive"), and RICHMAN GORDMAN 1/2 PRICE STORES, INC., a Delaware corporation (the "Company"). Capitalized terms not defined herein shall have their respective meanings set forth in the Employment Agreement, as defined below.

       WHEREAS, the Company and Executive are parties to an Employment Agreement dated as of October 20, 1993, as amended by the First Amendment to Employment Agreement dated as of March 31, 1994, and as further amended by the Second Amendment to Employment Agreement dated as of January 17, 1996 (the "Employment Agreement"); and

       WHEREAS, Executive resigned as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of the Company effective January 10, 1997;

       NOW, THEREFORE, in consideration of the preceding premises which are incorporated into the Agreement by this reference, and in consideration of the agreements contained herein, the parties agree as follows:

       Section 1. Prior to the date hereof, Executive has received, as part of regular payroll, payment of the net amount due Executive for Base Salary and benefits through January 10, 1997.

       Section 2. Two (2) checks shall be delivered to Executive upon execution of this Agreement, as follows:

      a. A check in the amount of $113,017.72, representing the lump sum payment of the present value of Base Salary from January 11, 1997 through January 10, 1998, as provided by
           Section 8(c)(ii) of the Employment Agreement, net of applicable taxes and withholding. (See attached calculations).

      b. A check in the amount of $9,710.63, representing four weeks and one day of vacation pay, net of applicable taxes and withholding. (See attached calculations).

     Section 3. The Company will continue to pay the premiums on Executive's existing health and dental insurance plans through the coverage period ending January 10, 1998. The Company will maintain directors and officers liability insurance for Executive comparable to
that presently in effect through January 10, 1998.   Executive will
convert and assume the cost of long-term disability and life insurance after January 10, 1997.

     Section 4. In consideration of the payments above, Executive hereby releases the Company and its directors, officers and employees (the "Company Released Parties"), from any and all causes of action he may have against them for matters arising during or out of his employment or arising as a result of or in connection with his employment relationship with the Company or the


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termination of that relationship, including without limitation under the
Employment Agreement. This release includes any causes of action he may have against the Company Released Parties, whether known or unknown, asserted or unasserted and whether in tort, contract, pursuant to statutory employment law or otherwise, other than any claim by Executive to enforce the terms of this Agreement.

     Section 5. The Company hereby releases Executive from any and all causes of action the Company may have against Executive for matters arising during or out of his employment or arising as a result of or in connection with his employment relationship with the Company or the termination of that relationship, including without limitation under the Employment Agreement. This release includes any causes of action the Company may have against Executive, whether known or unknown, asserted or unasserted and whether in tort, contract, pursuant to statutory employment law or otherwise, other than any claim by the Company to enforce the terms of this Agreement.

     Section 6.  Upon payment by the Company of the amounts specified in
Section 2 above, the Company's obligations under the Employment Agreement will terminate except for the express obligations of the Company under Section 3 above. Executive will continue to be responsible for his obligations under Section 10 of the Employment Agreement, provided that the Company and Executive acknowledge and agree that subsection (c) of Section 10 is not applicable and is hereby terminated and of no force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                  EXECUTIVE:



                                  /s/ Roger R. Faust
                                  ---------------------------------------
                                  Roger R. Faust

                                  RICHMAN GORDMAN 1/2 PRICE STORES, INC.


                                  By /s/ Jeffrey J. Gordman
                                    -------------------------------------
                                    Jeffrey J. Gordman, President




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                         Lump Sum Severance Calculation



             $8,324.23    Bi-weekly Payment
             0.230769%    Interest Rate (Annual 6%, Bi-Weekly: .230769%)
                   26     Term of Annuity (1 Year - Biweekly Payments)

             $209,830.20  Present Value of Annuity Payments
             $216,430.00  Lump Sum Amount


             $209,830.20  Present value
-              75,538.87  Federal taxes  (36%)
-              14,688.11  State taxes (7%)
-               3,542.96  Base FICA
-               3,042.54  Medicare (1.45%)
             -----------
             $113,017.72  Net amount due




                              Vacation Calculation



             $ 17,480.88  Four weeks and one day vacation
-               6,293.12  Federal taxes (36%)
-               1,223.66  State taxes (7%)
-                     -0- Base  FICA
-                 253.47  Medicare (1.45%)
             -----------
             $  9,710.63